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Q2 2017 Earnings Call

Company Participants

●       Michael R. Garone

●       David M. Goldenberg

●       Cynthia L. Sullivan

●       Brian A. Markison

●       Jason Aryeh

Other Participants

●       Boris Peaker

●       Jim Birchenough

●       Matthew J. Andrews

●       Nick Abbott

MANAGEMENT DISCUSSION SECTION

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to Immunomedics, Inc. Second Quarter Fiscal 2017 Results Conference Call. As a reminder, this call is being recorded. Today is Friday, February 10, 2017.

At this time, I would like to turn the conference over to Michael Garone, Chief Financial Officer of Immunomedics.

Michael R. Garone

Thank you, Brian.

Before we begin, I would like to inform you that Immunomedics, its directors, and certain of its executive officers will be deemed to be participants in the solicitation of proxies from company's stockholders in connection with the matters to be considered at the company's 2016 Annual Meeting.

The company has filed a definitive proxy statement and form of WHITE proxy card with SEC in connection with any such solicitation of proxies from company's stockholders. Company's stockholders are strongly encouraged to read the definitive proxy statement, including any amendments and supplements, the accompanying WHITE proxy card and any other relevant documents that the company files with the SEC when they become available because they will contain important information. Information regarding the identity of participants and their direct or indirect interests by security holdings or otherwise is set forth in the proxy statement and other materials filed by the company with the SEC.

Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents filed by the company with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be made available at no charge at the company's website at www.immunomedics.com by writing to Immunomedics, Inc. at 300 The American Road, Morris Plains, New Jersey 07950, by calling the company's proxy solicitor, Mackenzie Partners, Inc., at 212-929-5500, or by calling Dr. Chau Cheng, Senior Director-Investor Relations and Corporate Secretary at 973-605-8200, extension 123.

In addition, I would like to remind everyone that during this call, we will be making forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements may involve significant risks and uncertainties. Actual results could differ materially from those expressed or implied on this call.

For factors that could cause such differences, please refer to our regulatory filings with the Securities and Exchange Commission, most recently our Annual Report for the year ended June 30, 2016. The earnings report is available on our company's website at www.immunomedics.com.

Now, let me turn the call over to our Chairman and Chief Scientific Officer, Dr. David Goldenberg.

David M. Goldenberg

Thank you, Mike. Good morning, everyone, and thank you for joining us to discuss our announcement of a global licensing agreement with Seattle Genetics as well as our financial results for the second fiscal quarter of 2017. In addition to Mike Garone, with me today are Brian Markison, Lead Independent Director of the Immunomedics Board, and Jason Aryeh, Independent Vice Chairman of the Board and Chairman of the Transaction Committee, as well as Cynthia Sullivan, President and Chief Executive Officer. Following our prepared remarks today, we will open up the call for questions.

Many of you already have seen copies of the press releases we issued regarding our financial results and the transaction with Seattle Genetics. There is also a presentation accompanying the Seattle Genetics announcement and can be accessed on the Investor Relations page of our website.

Today marks a monumental day for Immunomedics as we announce that we have entered into an exclusive global licensing agreement with Seattle Genetics, on which Seattle Genetics will endeavor to fund the development, manufacture and commercialization of sacituzumab govitecan or IMMU-132, our proprietary solid tumor therapy candidate in multiple cancer indications.

The agreement provides for potential payments of approximately $2 billion, plus double-digit-tiered royalties on global net sales. We are excited about this agreement as it will further advance IMMU-132 on behalf of advanced cancer patients while delivering significant near- and long-term value to our stockholders.

Seattle Genetics' reputation, development portfolio, and track record make them an ideal partner to develop and commercialize IMMU-132. We look forward to working with them to bring IMMU-132 to commercialization.

Additionally, this agreement validates the dedication and effort by our entire team. We are proud to have achieved this critical milestone and thank all of our employees, our clinical investigators, and their patients. In just over three years of clinical trials, involving more than 400 patients with diverse cancers, we have significantly enhanced the clinical development of IMMU-132. We look forward to appropriately supporting Seattle Genetics as it seeks to bring the IMMU-132 to commercialization.

Before we discuss this agreement with Seattle Genetics in more depth, I would like to turn the call back over to Mike to cover our financial results for the second fiscal quarter of 2017.

Michael R. Garone

Thank you, David. Total revenues for the second quarter of fiscal 2017 ended December 30 (sic) [31] (06:13), 2016, were $400,000 compared to $700,000 for the same quarter last fiscal year, a decrease of $300,000 or approximately 43%. The decrease was due primarily to a $300,000 decrease in LeukoScan product sales, primarily from a delay in obtaining regulatory approval for new LeukoScan inventory.

Total costs and expenses for the quarter were $15.7 million compared to $16.4 million for the same quarter in fiscal 2016, a decrease of $700,000 or approximately 4%. This decrease was due primarily to a $1.5 million reduction in research and development expenses, resulting from a $4.6 million reduction in expenses related to the Phase 3 PANCRIT-1 clinical trial, which was terminated during the third quarter of fiscal 2016, and a $600,000 reduction in manufacturing material purchases compared to the same period in the prior year. These reductions were partially offset by a $3.7 million increase in product development expense related to manufacturing the antibody drug-conjugate IMMU-132 or sacituzumab govitecan. The decrease in research and development expenses was also primarily offset by a $1.1 million increase in general and administrative expenses, due primarily to a $500,000 increase in legal fees and a $900,000 increase in professional fees associated with the proxy contest commenced by venBio Select Advisor LLC, partially offset by a reduction in employee related costs.

The company recognized a $7.2 million non-cash expense during the three months period ended December 31, 2016 reflecting the corresponding increase in the fair value of the warrant liability at December 31, 2016 resulting from the increase in the price of our common stock from the issuance date of October 11, 2016. Interest expense related to the 4.75% Convertible Senior Notes due 2020 was $1.4 million for both quarters ended December 31, 2016, ended December 31, 2015, including amortization of $200,000 of debt issuance costs in each quarter.

There was no income tax benefit for the second quarter compared to a $3.2 million income tax benefit for the same quarter in fiscal 2016, which is related to the sale of a portion of our New Jersey State net operating losses or NOLs and research and development or R&D tax credits.

Net loss attributable to stockholders was $24.4 million or $0.23 per basic and diluted share for the second quarter of fiscal year 2017, compared to a net loss attributable to stockholders of $13.7 million or $0.15 per basic and diluted share for the same quarter in fiscal 2016. That's an increase of $10.7 million or approximately 78%.

The increase was due primarily to the increase in the fair value of the warrant liability of $7.2 million, the receipt of proceeds from the non-recurring $3.2 million net operating losses and R&D tax credit sale in 2015, and the $1.1 million increase in general and administrative expenses, primarily attributable to the proxy contest commenced by venBio, partially offset by a $1.5 million decrease in research and development expenses.

Moving on to the six-month report, total revenues for the first half of fiscal 2017 were $1.1 million, compared to $1.4 million for the same period last fiscal year, a decrease of $300,000 or approximately 21%. The decrease was due primarily to a $300,000 decrease in LeukoScan product sales primarily from a delay in obtaining regulatory approval for new LeukoScan inventory.

Total costs and expenses for the six-month period were $31.4 million, compared to $31.2 million for the same quarter in fiscal 2016, an increase of $200,000 million or approximately 0.6%. Research and development expenses increased $100,000 over the prior year due primarily to an $8.4 million increase in product development expense from manufacturing IMMU-132, which was partially offset by a $7.7 million decrease in expenses related to early termination of the Phase 3 PANCRIT-1 clinical trial. General and administrative expenses increased $100,000 compared to the previous year, reflecting an $800,000 increase in legal fees and a $900,000 increase in professional fees associated with the proxy contest commenced by venBio, offset by approximately $1.5 million in adjustments for deferred unearned executive bonuses compared to the same period in the prior year.

The company recognized a $7.2 million non-cash expense during the six-month period ended December 31, 2016 reflecting the corresponding increase in the fair value of the warrant liability at December 31, 2016 resulting from the increase in the price of our common stock from the issuance date of October 11, 2016. Interest expense related to the 4.75% Convertible Senior Notes due 2020 was $2.7 million for both periods ended December 31, 2016, and December 31, 2015, including amortization of $400,000 of debt issuance costs in each quarter.

There was no income tax benefit for the six-month period ended December 31, 2016, compared to a $3.2 million income tax benefit for the same period of fiscal 2016, which is related to the sale of a portion of our New Jersey State net operating losses or R&D tax credits.

Net loss attributable to stockholders was $40.7 million, or $0.41 per basic and diluted share, for this period, compared to net loss attributable to stockholders of $29.1 million, or $0.31 per basic and diluted shares, for the same period last fiscal year. That's an increase of $11.6 million or approximately 40%. This increase was due primarily to the increase in fair value of the warrant liability of $7.2 million and the receipt of proceeds from the non-recurring $3.2 million net operating loss and R&D tax credit sale in fiscal 2016.

Cash, cash equivalents, and marketable securities were $46.6 million as of December 31, 2016.

And that summarizes our financial results for the second quarter fiscal 2017.

And with that, I will turn it over to our President and Chief Executive Officer, Cindy Sullivan, who will continue to discuss our transaction with Seattle Genetics.

Cynthia L. Sullivan

So, thanks, Mike. If you are looking at the slides posted to our website, slides 3 through 6 will begin this discussion. Under our agreement, Seattle Genetics will fund the development, manufacturing, commercialization of IMMU-132 in multiple cancer indications. The agreement with Seattle will further advance IMMU-132 on behalf of patients with late-stage cancers who have limited therapeutic options while delivering significant and compelling near- and long-term value to stockholders.

As mentioned, the global licensing agreement provides for the potential payments of approximately $2 billion including $250 million in upfront cash payments plus, among other milestone payments, an additional $50 million or designated economic split relating to rights outside the U.S., Canada, and the EU.

The remainder of the consideration comprises approximately $1.7 billion that's contingent upon achieving certain clinical development, regulatory, and sales milestones. The agreement also includes double-digit-tiered royalties on a global net sales.

The risk-adjusted pre-tax net present value or NPV (sic) [rNPV] (15:00) of the transaction is approximately $1.4 billion. Concurrent with the transaction, Seattle Genetics is purchasing 3 million shares of common stock, representing an approximate 2.8% stake in Immunomedics, at an per share price of $4.90, which represents a 10% premium to Immunomedics' 15 trading day volume weighted average trading stock price for the period ended at the close of trading February 9, 2017, which is the last trading day prior to entering into the global licensing agreement.

Seattle Genetics also has been granted a three-year warrant to purchase 8,655,804 shares of common stock, which shall be exercisable when the company has sufficient authorized shares of common stock to enable the full exercise of the warrant such that it will hold up to a 9.9% stake in the company.

To receive the second tranche of equity, stockholders will be required to approve a proposal at the 2016 Annual Meeting to increase the company's authorized share capital. We believe Seattle Genetics equity investment demonstrates their confidence not only in IMMU-132, but in our remaining clinical and preclinical pipeline.

The transaction also provides significant upside to our stockholders. The remainder of the consideration comprises an additional $50 million or designated economic splits related to rights outside the U.S., Canada, and EU, and approximately $1.7 billion contingent upon achieving certain clinical development regulatory and sales milestones, including the anticipated near-term milestone for acceptance of an initial Biologics License Application or BLA for triple-negative breast cancer indication by the U.S. Food and Drug Administration and future development and regulatory milestones for each additional indication beyond TNBC.

As part of this agreement, Immunomedics will also retain the right to elect to co-promote IMMU-132 in the United States by participating in 50% of the sales effort. Looking ahead, the Seattle Genetics transaction is expected to close this quarter, subject to Hart-Scott-Rodino clearance or early expiration and other customary closing conditions.

Under the agreement, Immunomedics is also permitted for a limited period of time through February 19, 2017 to continue negotiating with a limited number of parties that previously expressed interest in licensing IMMU-132. Seattle Genetics has the right to match any subsequent financial superior offer. If they decide not to match, Immunomedics has the right to accept the superior offer and terminate the proposed development and licensing agreement upon payment of a termination fee to Seattle Genetics.

Upon completion of the transaction, each company will appoint representatives to serve on a Joint Steering Committee that will be responsible for guiding the overall development, commercialization, and the intellectual property strategy for IMMU-132 which will be chaired by a representative from Seattle Genetics.

Turning to slide 7, let's now discuss what the agreement with Seattle includes. First, while many of you likely know, Seattle Genetics, let me highlight that they are an industry leader in developing and commercializing antibody-drug conjugates or ADCs. To that end, we believe Seattle Genetics is the right partner because they're interested in multiple indications for IMMU-132. And they're including triple negative breast cancer or TNBC, urothelial cancers or UC, small-cell lung cancer or SCLC, non-small-cell lung cancer, also called NSCLC, and other solid tumors being studied in ongoing clinical trials. Our companies will work together to initiate the Phase 3 clinical trial of IMMU-132 in patients with TNBC and Seattle Genetics will be submitting a Biologics License Application or BLA to the FDA for the potential accelerated approval of IMMU-132.

We believe we're on track to achieve these milestones in mid-2017, which could result in an FDA approval and commercial launch of IMMU-132 for TNBC patients in the near-term. We expect IMMU-132 will become a high priority program for Seattle Genetics. They intend to develop and commercialize IMMU-132 globally and multiple indications beyond TNBC, all of which will provide benefits to late-stage cancer patients around the world and, at the same time, provide value for Immunomedics stockholders.

Moving to slide 8 to 10, we provide additional background on Seattle Genetics and why we believe say are the right partner to commercialize IMMU-132. As I mentioned, they are an industry leader in ADCs, which is a technology designed to harness the targeting ability of antibodies to deliver self killing agents directly to cancer cells. They have a reputation as one of the most successful and well-financed standalone ADC company with a deep product pipeline designed to address unmet medical needs including [ph] follow-on (21:36) indications for ADCETRIS, its commercial product in collaboration with Takeda Pharmaceutical Company which is available in more than 65 countries and is in more than 70 clinical trials. Among other, Seattle Genetics also has an ADC targeting CD33 which is being evaluated in a pivotal Phase 3 CASCADE trial for acute myeloid leukemia as well as several additional Phase 1 and Phase 1/2 clinical trials.

Seattle Genetics has strong clinical development capabilities in hematologic malignancies and solid tumors as well as regulatory accomplishments in expanding indications for ADCETRIS. Seattle Genetics has strong expertise and is well positioned to expand into solid cancers with IMMU-132. Our agreement provides substantial upfront cash and what's unique among the numerous interested parties in that they are committed to commercializing IMMU-132 for the broadest possible range of indications.

Furthermore Seattle Genetics has an existing marketing and sales organization and infrastructure established in the United States for its current ADC to serve as a foundation for expansion to solid cancer indications. Additionally, they've begun building a marketing and sales organization in the European Union, which is targeted to timely support the potential launch of IMMU-132 in this territory. All of these exciting opportunities provide our stockholders with the greatest upside potential to maximize the long-term value opportunity.

So now, let me return to Mike who will discuss the immediate benefits to Immunomedics financial profile.

Michael R. Garone

Thank you, Cindy.

Starting on slide 12, as of the end of Immunomedics second fiscal quarter of 2017, the company had approximately $47 million in cash on hand. With the $250 million from the upfront cash consideration provided by Seattle Genetics for U.S., Canada, and EU rights, and the additional $15 million equity investment, the transaction significantly enhances the company's financial profile providing an immediate boost to liquidity, which including the proceeds from the potential warrant exercise, totals approximately $354 million, excluding transaction-related expenses.

The $250 million of upfront cash is currently valued at $2.12 per share. We estimate the risk adjusted pre-tax net present value of the base case of contingent payments from the Seattle Genetics field at approximately $9.40 per share. By transferring responsibility for the IMMU-132 program to Seattle Genetics, we will also immediately reduce our cash burn, while receiving rights to future milestone payments.

Looking at slide 13, beyond IMMU-132, we continue to believe our remaining clinical pipeline is advanced, robust, and promising. We highlight that full portfolio again on slide 13.

We have one agent in Phase 3 confirmatory trials and two others behind besides IMMU-13 in Phase 2 clinical trials. Our Lead Independent Director, Brian Markison, will now discuss the robust strategic process that brought us to this monumental agreement. Brian?

Brian A. Markison

Thanks, Mike. On slides 15 through slide 18, we provided thorough detail of the comprehensive process undertaken by the Board. The agreement with Seattle Genetics follows a robust strategic process with many parties that began more than a year ago before being restarted with the engagement of our outside financial advisor Greenhill & Company.

Regarding our original strategic process, we retained a financial advisor in December of 2015 with a mandate to explore out-licensing deal. Along with the Board, the financial advisor conducted outreach to 30 parties, citing 22 non-disclosure agreements or NDAs, and were at different levels of due diligence.

We made progress and received non-binding term sheets, but the process didn't move meaningfully forward, ultimately culminating in the company's decision to allow the engagement with the financial advisor to expire. The resulting gap in time, while the engagement expired, led to speculation in the market about challenges to the clinical and CMC development of IMMU-132.

In September of 2016, the company engaged Greenhill to explore a range of strategic and business opportunities including a licensing or sale of IMMU-132 as well as a sale of the entire company. We retained Greenhill on the basis of its reputation and global capabilities in biopharmaceutical M&A and licensing transactions.

Greenhill spent months preparing the company and management, including asking for independent third-party commercial assessment and then independent third-party CMC audit, and assisting the company in selecting the consultants that would conduct these third-party analyses and audits.

Additionally, Greenhill undertook extensive preparation work for the process, including the creation of non-confidential and confidential summaries, marketing materials on recent developments and clinical updates. Greenhill also assisted the company on the creation of a robust confidential data room and in the preparation for dialogue on clinical CMC regulatory and intellectual property functional areas. Greenhill contacted 45 total parties and moved forward in advanced diligence with 18 parties.

Slide 17 details the depth of diligence that was made available across all functional areas: clinical, CMC, regulatory, IP, and commercial. Depending on the functional area, the diligence included making available detailed, area-specific [ph] text (28:13), access to raw clinical data, and correspondence with key regulatory authorities. Together with Greenhill, we completed multiple rounds of Q&As and follow-up calls or on-site visits.

In terms of reverse due diligence, parties were also asked to present to Immunomedics on their capabilities. We provide overall highlights of the strategic process on slide 18. It lasted more than 13 months and involved more than 45 parties being contacted, with 33 of them receiving detailed diligence information under a confidentiality agreement. All appropriate parties were contacted and importantly, no parties cited management as a reason to refrain from engaging and moving forward toward a transaction. For the avoidance of doubt and to clarify, no 20% partnership royalty payment is due to Dr. Goldenberg from licensing this asset.

The strategic process was exhaustive, competitive, and complete. Several parties completed advanced diligence including CMC, regulatory, and clinical and commercial deep dives, and submitted term sheets. Seattle Genetics was involved in the first process, but re-engaged in late 2016. Given its desire to consummate a transaction quickly, we are pleased to have negotiated modified go-shop, under which Immunomedics have the right to continue negotiating with a limited number of parties that previously expressed interest in licensing IMMU-132 until February 19.

Please note that we don't intent to comment on that continued process unless an agreement is entered into with an alternative third party that the Board deems is financially superior to the agreement with Seattle Genetics and that Seattle Genetics chooses not to match such offer.

I will now turn it over to Jason Aryeh, our Vice Chairman, to discuss the Transaction Committee of the board and its role in the strategic process. Jason?

Jason Aryeh

Thanks, Brian. Looking at slide 20, Greenhill & Company reports directly to the Transaction Committee of the Board, which I chair and is composed exclusively of the company's five independent directors. The Transaction Committee was constantly kept apprised of the outreach program and approach, and was actively involved in negotiating term sheets and contracts.

Regarding our timing of reaching and announcing this agreement, the Transaction Committee unanimously agreed as fiduciaries that their duty was to do the right thing for our stockholders, irrespective of the noise of the ongoing proxy contest with one of our stockholders.

It is crucial to recognize that the Transaction Committee was also unanimous in saying they would never rush a deal to conclude a strategic process prior to the Annual Meeting of Stockholders, and, additionally, that the committee would not let a great transaction go due to the coming Annual Meeting.

Additionally, we demanded a modified go-shop in the agreement with Seattle Genetics as a way to ensure competitive process and allow other parties to put forward a superior financial proposal. That provision is very rare in biopharma licensing deals.

On slide 21, we provide a few reasons that the Transaction Committee evaluated in choosing whether to out-license IMMU-132 or commercialize it internally. First, R&D is Immunomedics' core competency, not commercialization. The company has no commercial infrastructure, so it would need to build a commercial arm from scratch including marketing, sales, logistics, and commercial manufacturing to commercialize IMMU-132 on a global scale.

To do this, the company would have to raise a very significant and a highly diluted additional capital, adding more owner risk cost than commercial biopharmaceutical companies. And even if the company developed a commercial infrastructure successfully, we still estimate it would take the company longer to bring IMMU-132 to market itself, affecting shareholder value and the prospects for cancer patients.

Most successful companies transitioning from R&D to commercialization do so through a strategic partnership like ours with Seattle Genetics. Commercializing internally is generally accepted to be a high-risk approach.

The Transaction Committee worked with Greenhill on an analysis of what commercializing IMMU-132 internally would entail. By our projections, the company would need to immediately raise $150 million to cover the Phase 3 trial for IMMU-132 in TNBC patients, and to advance IMMU-132 through the clinical process in other indications and to scale up manufacturing. The company would then need to raise an additional $125 million to build out a sales force and other functions to support marketing initiatives at launch.

To sum it up, the Transaction Committee conducted a financial analysis and the risk-reward of a go-it-alone commercialization strategy was not at all encouraging, especially considering the very significant dilution that our stockholders would incur.

The Transaction Committee also conducted analysis at more aspirational fund raises, and the risk-reward calculation did not materially change. Our dual goal has always been to maximize stockholder value and get IMMU-132 to cancer patients as fast as possible. We believe the deal with and the support of Seattle Genetics will make this a reality.

The Board continues to remain engaged in evaluating opportunities to maximize value for the remaining aspects of our clinical portfolio. This agreement with Seattle Genetics will absolutely not hold that process.

Turning to slide 22, let me now review the plan for allocating the proceeds from this agreement. Upon closing of the transaction, the Immunomedics board and management will evaluate the priority of existing clinical programs, long-and short-term funding needs, a budget for the remainder of 2017, and potential tax-efficient ways to return capital to shareholders.

We expect this transaction to support the company's liquidity needs such that Immunomedics can fund itself and this removes any financing overhang on the stock for the foreseeable future.

We look forward to updating you all once a final determination on use of proceeds has been made.

Finally, we are providing an update on the ongoing proxy contest. As part of the announcement with Seattle Genetics, we will be postponing our Annual Meeting of Stockholders by just two weeks to March 3, 2017. The record date will remain January 24, 2017. The postponement will allow time for the company to complete the modified go-shop period and for our stockholders to appropriately consider the transaction with Seattle Genetics.

The Seattle Genetics transaction also requires Immunomedics to issue shares to them at a premium, and one of the proposals to be voted on at the Annual Meeting will be an increase in the authorized share of IMMU. We urge stockholders to approve this proposal so that Immunomedics can receive the second tranche and cash consideration from the transaction.

With that, I will turn it back over to Cindy for closing remarks.

Cynthia L. Sullivan

Thank you, Jason. As you've heard from our board and management team, we're excited about this agreement with Seattle Genetics. We believe that our agreement supports our timeline for initiating a Phase 3 trial and filing for accelerated approval in the TNBC indication in the near-term.

Given Seattle Genetics' equity investment in our company, we believe our interest are aligned in commercializing IMMU-132 for triple-negative breast cancer patients and advancing it through clinical trials and regulatory approvals for all additional indications.

I speak on behalf of the entire board and management team when I say we're confident that this agreement with Seattle Genetics will further advance IMMU-132 and deliver a significant and compelling near- and long-term value to stockholders.

So, thank you for taking the time to join us today. And with that, we'll open it up to Q&A. Operator?

Q&A

Operator

Thank you. [Operator Instructions] Our first question comes from the line of Boris Peaker from Cowen. Your line is now open.

<Q - Boris Peaker>: Good morning, and congratulations on the transaction.

<A - Cynthia L. Sullivan>: Thank you.

<Q - Boris Peaker>: My first question is about timing. I'm sure investors will have a lot of questions regarding that. I mean, you've mentioned in the opening remarks that transaction was not rushed specifically for the shareholder meeting, but then why would you leave this go-shop agreement with about a week and a half timing left? Why not just let everybody submit their final offer and kind of completely finalize the best bidder and announce it then?

<A - Cynthia L. Sullivan>: Sure. So, Brian, do you want to comment on that further?

<A - Brian A. Markison>: Yeah, happy to; in fact, a go-shop provision in licensing deals is very rare. Given the scrutiny that we're under and given the process that we're going through within bio, we did the most shareholder-friendly transaction at the time that we could. And as you can imagine, it was not received extremely well all around the horn, but we felt for our shareholders, it was absolutely important to have that capability.

<Q - Boris Peaker>: Got you. And also in terms of the [ph] structure of (39:05) this transaction, you obviously needed a shareholder approval to issue the shares. What happens if you don't get the shareholder approval? What happens with the rest of the deal?

<A - Brian A. Markison>: The deal stays intact. The shareholder approval is for the shares, just to be clear; has nothing to do with the rest of the transaction.

<Q - Boris Peaker>: But if you can't provide the shares to Seattle Genetics, it doesn't somehow reverse the deal?

<A - Brian A. Markison>: Not at all; completely separate from the licensing transaction itself.

<Q - Boris Peaker>: Got you. And just on Seattle Genetics themselves, is there anything – obviously, they have expertise in ADCs and they're one of the leading companies in ADCs. I just wanted to understand, you mentioned that you would need to raise about a $150 million for development and another $125 million to build a sales force. So, why is Seattle Genetics the best partner considering that they aren't profitable yet and they don't have a solid tumor sales force either?

<A - Brian A. Markison>: Let me – I'll start and then bounce it back over to Cynthia and David. I mean, number one, they know this technology inside and out. It's the basis for their company, in fact. Number two, they are already in the field, in the market with a great capital structure, and more importantly, they do not have competing assets in their portfolio with this product. So, a lot of other potential parties we spoke to, when you get into lung cancer, it's a very competitive field. Cynthia, you want to add to that?

<A - Cynthia L. Sullivan>: Yeah. I think their reputation in developing and very successfully marketing their lead ADC makes them, one, attractive; two, certainly, expansion into solid tumor therapy can, one, build of the foundation they have already built with the existing sales force and then continue to expand on a global front, which they are already working very diligently on for the EU markets.

<A - Brian A. Markison>: Cindy, let me ask Jason to add in on this because it's a great question, and I want to make sure we give the most complete answer possible. Jason?

<A - Cynthia L. Sullivan>: Sure.

<A - Jason Aryeh>: Sure. Thanks. So, a couple of things; first of all, in response to your first question, we did exactly that. We allowed all parties to come in and give their best offer, and Seattle Genetics unequivocally had the best offer. So, what we are doing is frankly bending over backwards here and something clearly extraordinary in a licensing transaction to get a go-shop for it. So, we're trying to do everything in our power for our shareholders.

Additionally, I think what Brian said about Seattle Genetics became exquisitely clear for our Transaction Committee and that was that a lot of major pharmaceutical companies, global companies, had multiple competing solid tumor oncology programs. So, a lot of them were very interested in TNBC, for example, where there is no other competing drug but, as Brian said, had competitive products for, be it small-cell, non-small-cell, UC, and other indications that we believe IMMU-132 will be effective in and that Seattle Genetics will exploit.

So, when you look at the value of the transaction, there is tremendous value in milestones and royalties here, and the more different indications that are really pursued here by Seattle Genetics or by any company with which we partnered or sold this asset, too, the better for our shareholders. And it became crystal clear to us as a Transaction Committee that for that reason, for the lack of competitive solid tumor agents either commercially or in late-stage and their expertise in ADC and frankly, it's a wonderful organization that became clear to us doing negotiations. This was truly the ideal partner, although I completely understand your question. It might not seem that way at first glance, but it crystallized for us as a Transaction Committee.

<Q - Boris Peaker>: Thank you.

<A - David M. Goldenberg>: This is David Goldenberg. I'd like to add something to the other comments. What is unique for us, given our knowledge in our enthusiastic development of this product, is our ability to collaborate with Seattle Genetics in continuing the Phase 2 trial that we started – we called it basket trial – which we studied many different indications or cancer types and then focused on triple-negative breast, lung, and urothelial, et cetera. And we are able, in this arrangement, to continue that study and provide the information to our partner, so that we can jointly discuss how we advance these indications as quickly as possible. That is a very unique opportunity for us to insist and collaborate with our partner.

The other point I would like to make is sort of more personal, that we went through an exhaustive, very expensive process over a long period of time where many companies, as was mentioned, did due diligence on all aspects of our program, of our product, and so and so. But during that process, they not only learn about our product, but we learn about the company and its capabilities in various areas: regulatory, scientific, and manufacturing. And we were very impressed with the depth and the capabilities of Seattle Genetics in getting to understand the value of IMMU-132, which convinced us as a group that they would be able to work with us and advance this product as quickly and efficiently as possible in more than one indication. And most importantly, this became and will become, I believe, a high priority development program for Seattle Genetics, which is really what we, as a developer of this product and our commitment to bring relief to cancer patients, value very highly.

<Q - Boris Peaker>: Well. Thank you for that very detailed explanation. And just my last question before I jump off the line is – obviously, this is a very important transaction for shareholders and a very high profile and very closely watched. So, I'm just curious, would the Annual Meeting, just so [ph] informally (46:02) planned right on the horizon, why not let maybe shareholders vote on this deal, particularly, again, given its high profile?

<A - Jason Aryeh>: Yeah, I mean, let's -

<A - Brian A. Markison>: [ph] You got it, Jason. (46:14)

<A - Jason Aryeh>: You don't, as venBio, I believe, pointed out in one off their releases, you don't put such licensing transactions to a vote, right? No – virtually no partner would allow you to do that. So, I think we made a herculean effort frankly on behalf of our shareholders to get this go-shop provision in our licensing deal. I think that's extraordinary.

And let's make it clear, we did not drive the timing of this process. I hope we made that clear in all of our communications. This was a Seattle Genetics-driven timeline and we are not going to walk away from a great deal for our shareholders for any reason other than what's going to create the most [ph] dive (47:05). That is our fiduciary duty as directors. We take that fiduciary duty extremely, extremely personally and everyone on this board was simply focused on doing the best transaction for our shareholders at whatever time that came about. And if that didn't come about until after the meeting, then so be it. And if it never came about and the best thing to do was to go go-it-alone, then we would – we were certainly willing to do that. But we did an exhaustive analysis of go-it-alone, as I mentioned in my script, versus taking a look at it with this transaction. And it is overwhelmingly more positive to have done this transaction, which I think frankly is a fairly extraordinary deal.

<Q - Boris Peaker>: Well, thank you very much for the very detailed answer to my questions and again, congratulations on the transaction.

<A - Jason Aryeh>: Pleasure. Thank you.

<A - Cynthia L. Sullivan>: Thanks.

Operator

Our next question comes from the line of Jim Birchenough from Wells Fargo. Your line is now open.

<Q - Jim Birchenough>: Yeah. Hi, guys. A few questions just to follow-up on Boris' questions; I guess, just in terms of the royalty rate payable, could you let us know, with a little more specificity, what that rate is? And when you say this was the best deal that was offered, in what respect? I want to just get a sense of what you were focused on there. And did anyone offer better backend economics and was there any offer to acquire the company outright? And then, I've got some follow-ups.

<A - Brian A. Markison>: Okay. This is Brian. I think that was five questions in one. I'll start off [ph] with the (48:46) answer and then I'll turn it over to Jason. On the clarity around the royalty at this time, beyond the materials that we have posted and put out already, we are not going to provide further clarification on the financial arrangement between the two companies. So, I apologize for that, but at this time, we're just going to have our published material stand.

As far as the process is concerned, we had a very thorough, extremely robust process. As Jason has said many times, there has been a lot of conversation around should this be a full company deal or a licensing deal with various parties. And I think where we ended up is in the right place because there is still significant value left behind in Immuno – Immunomedics that transcends IMMU-132 which is just one program. There are many more programs behind it. And at this time, we felt it was best to out-license the flagship, and then leave the core technology still within the company. So, Jason, you want to add to that? I know I didn't answer half of his questions.

<A - Jason Aryeh>: Yeah. So, hey, Jim. So, let me be exquisitely clear. We were receptive, and we, I mean not only our Transaction Committee but the entire board including management, was extremely receptive to a complete company takeout if that was the best deal for shareholders.

So, there was nothing that was eliminated here; I think that might have been your first question. Everything was on the table that was – mandate was given to Greenhill unequivocally, and we were and would always be, as a public company, I'd say, [ph] you (50:34) are always for sale. Okay?

So, there was no particular thing we were looking for. We were looking for the deal that would maximize value for shareholders. And that had to do with multiple things: the financials and what could be the downstream financials, right? If we are all bullish on IMMU-132, which I believe – I know we are, internally, and I believe our shareholders are as well, then we want it to play significantly in the downstream economics here.

So, we didn't give this product away and just to take a significant upfront and not participate in the downstream economics. We're participating handsomely there. What we have said is double-digit-tiered royalties. Unfortunately, legally, that is what we're restricted to at this time. More information on the deal will come out early next week. But we evaluated everything, Jim, and we will continue as a board to evaluate everything that comes in for assets beyond IMMU-132, which there is interest.

<Q - Jim Birchenough>: And just, I guess, another multipart question, but the Seattle Genetics have the opportunity to go to FDA just to have their own discussions on the accelerated approval process to make sure there is a meeting of the minds, given that they're going to be responsible for the filing. And then I also wanted to ask there, was that the time of the San Antonio Breast Cancer Symposium talk of – there have been a submission for publication of the triple-negative breast cancer data. And at that time, it was characterized as uncertain as to whether that was going to come before San Antonio Breast or not. Did respective partners get to review that transcript and when will we see that publication?

<A - Brian A. Markison>: All right. So, on part of the question, the interaction with Seattle is seamless with respect to the FDA. They have seen everything including the minutes of the FDA communication and they are completely onboard with the strategy that the company has set forth, another key part of the decision to work with them.

They now will be running the show and they will take it over on a transition basis in the beginning and then they're going to run with the program. There is no disagreement between the parties on this. I want to be clear – it's a seamless meeting of the minds here where they are just going to go forward and accelerate the programs. With respect to San Antonio, Cindy, do you want to comment on that?

<A - Cynthia L. Sullivan>: Actually with the publication, I'll flip it over to David who has some comments on that.

<A - David M. Goldenberg>: Well, the article is in press. I can't give the data, but [indiscernible] (53:23) was that's up to the journal. And because of the embargo requirements of the journal, I can't mention the journal at the present time. But I'm very pleased that it went through a good review. And it – I hope you will agree, Jim, that is a solid paper and you'll see all the [ph] confidence that builds your desire (53:44) in the paper.

<Q - Jim Birchenough>: Great. Thanks for taking my questions, guys.

Operator

[Operator Instructions] Our next question comes from the line of Matthew Andrews from Jefferies. Your line is now open.

<Q - Matthew J. Andrews>: Hey, thank you. Good morning. Congratulations, Cindy and David.

<A - Cynthia L. Sullivan>: Hey. Thanks, Matt.

<Q - Matthew J. Andrews>: Yeah. So, a couple from me; what's your view how serious the other potential partners are who you will be meeting with through the end of February?

<A - Brian A. Markison>: We're – we know they're extremely serious. We're not going to comment on the degree of seriousness nor on the process going forward with them. That's highly confidential.

<Q - Matthew J. Andrews>: And Brian, Jason, were there any offers to acquire the company? And I assume, if so, they were deemed less beneficial to shareholders based on the deal today, but were there any offers to acquire the company?

<A - Brian A. Markison>: There has been a lot of conversation about that. We're not going to get into specific offers of any kind including licensing. It's something that we considered quite heavily. And again, we drove the process to the best transaction we believe possible for the company. Remember, there's a lot of technology within the Immunomedics and we thought it was best if people focused on the primary asset and question and that would drive the most competitive process. And look, we're publicly traded. If somebody wants to come over the [ph] wall (55:25), they're free to do so, right?

<A - Jason Aryeh>: Yeah. I'll just add to that. Look, we – again, we unequivocally did the best deal available – unequivocally, okay? So, if there was a takeout offer for the company that was better in a risk-reward way, we absolutely would have taken it. If there is one in the future, tomorrow, or anytime thereafter, we will absolutely take it. So, we took, again, unequivocally the best offer that was out there with what we truly believe is the best partner available.

Remember, whether it's a licensing agreement or an acquisition and we were completely receptive to both. If a partner sees IMMU-132 as a triple-negative breast cancer drug and they have other competing agents for the other potential indications here, they are going to value IMMU-132 and [ph] thus (56:31) the company at a lower valuation than Seattle Genetics, which views this as a pipeline within a drug as they have told us.

So, we believe we've put it in the best hands, in the best ADC company, and in a company that will exploit the most indications for both cancer patients and, critically, for our shareholders.

<Q - Matthew J. Andrews>: Thank you, Jason. Cindy, can you confirm you've met your timelines and submitted the CMC briefing book to SBA in late January as we discussed a few weeks ago?

<A - Cynthia L. Sullivan>: I can confirm that, Matt.

<Q - Matthew J. Andrews>: And is the FDA meeting on track for late February as discussed a few weeks ago?

<A - Cynthia L. Sullivan>: I can confirm that as well. Things are moving according to the plan and to the schedule that the FDA has given to the company.

<Q - Matthew J. Andrews>: And then, in light of the fact you have to set up this steering committee, will Seattle Genetics be participating in that meeting?

<A - Cynthia L. Sullivan>: Absolutely, they will be participating and, of course, they have already reviewed all of the company's filings related to CMC in terms of a briefing document.

<Q - Matthew J. Andrews>: And then what gives you confidence in your manufacturing timelines, ability to start Phase 3 by early April, and complete the BLA by midyear, late July or early June – I'm sorry, late June, early July?

<A - Cynthia L. Sullivan>: So, with regard to manufacturing, things are going exactly according to the timeline. We have made clinical batches as well as designated commercial batches and we will continue to manufacture throughout 2017 to support a potential launch under an accelerated approval.

<A - Jason Aryeh>: Hey, Matt, maybe I could just jump in quickly.

<Q - Matthew J. Andrews>: Sure.

<A - Jason Aryeh>: Just to reiterate what Brian said, this is Seattle Genetics' program now, okay? They are leading; from this day forth, they lead this program. So, we will obviously be collaborative and we are on a Joint Steering Committee, but this is their program to lead; no longer on Immunomedics' program to lead.

<Q - Matthew J. Andrews>: Okay. Thank you. So, Cindy, how is the proposed transaction about the ongoing CEO succession plan and are you still expecting to stand down after the [ph] NOL (59:08) filing mid-part of the year?

<A - Brian A. Markison>: Cindy, not to put you on the spot, but if you don't mind.

<A - Cynthia L. Sullivan>: Sure.

<A - Brian A. Markison>: I feel that the CEO succession plan is continuing as we've previously stated. And now with the licensing deal complete, it also helps us to narrow our filters for the [ph] perfect (59:30) succession candidate. But in the meantime, we've got every confidence in Cynthia to help it during the transition period and provide the great leadership that has gotten us to this point.

<A - Jason Aryeh>: Yeah, Matt. We don't say something and then not do it. Okay? So, whatever we've said, we're going to do. And Cindy and David were essential, extremely cooperative, and very helpful to this process of just what I think is a tremendous licensing transaction with Seattle Genetics.

<Q - Matthew J. Andrews>: Brian and Jason, thank you for the clarity there. Just one, last one for me then. [ph] Appreciating (1:00:15) it's now at the Seattle Genetics program, what's the expectation, Cindy, if you can talk about some, when the last patient enrolled will have included their second confirmatory scan? Is that looking like you know a late April [ph] pipeline (1:00:33)? And I'd just ask [indiscernible] (1:00:36) the next major data update, presumably at the ASCO. So, what can you say relative to the timing of last patient's second scan?

<A - Cynthia L. Sullivan>: Yeah. You're spot-on there, Matt. You know, the company announced that we completed enrollment of the 100 patients at the end of last year. So, you're right, according to CT scanning. It would be sometime in the April timeframe for the confirmatory.

<Q - Matthew J. Andrews>: Okay. Thank you. Congrats again.

<A - Cynthia L. Sullivan>: Thanks, Matt.

Operator

Our next question comes from the line of Nick Abbott from Wells Fargo. Your line is now open.

<Q - Nick Abbott>: Good morning. Thanks for taking my questions. Just a quick one and it relates to the right to co-promote. Can you just elaborate what your thoughts are on that and how that might affect the value coming from, obviously, sales in U.S. territory? Thank you.

<A - Brian A. Markison>: Yes. This is Brian. We think the co-promote has immense value to the company. Again, should we elect to co-promote, it will help the company build out its infrastructure in the future to promote some of its own candidates coming through the pipeline, and also to take part with Seattle Genetics and driving the top line growth for IMMU-132. So, from our perspective, it's pure opportunity that will help the company in the future, and it's a great way to build the commercial organization when you don't have one through participation with another company that's already doing a great job in the marketplace.

<Q - Nick Abbott>: But it doesn't affect the royalty rates or [ph] there's enough (1:02:25) profit share?

<A - Brian A. Markison>: Absolutely; no affect to the royalty rates or profit share whatsoever.

<Q - Nick Abbott>: Okay. Thank you.

<A - Jason Aryeh>: And I think it's important to note also there that it gets paid for by another party, right? So, our shareholders are not having to be diluted to build out a commercial infrastructure.

Operator

I'm showing no further questions. At this time, I would like to hand the conference back over to Cynthia Sullivan for her closing remarks.

Cynthia L. Sullivan

So, thanks you very much to all of you for joining us on this very exciting morning. And on behalf of the entire management team, I'd also like to thank you for your continued support and your interest in Immunomedics. Have a good day.

Operator

That just concludes today's conference call. You may now disconnect. Thank you and have a great day.

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